Exhibit 99.1

        Pain Therapeutics Announces First Quarter 2004 Financial Results

    SOUTH SAN FRANCISCO, Calif., April 22 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three months ended March 31, 2004.

    The net loss for the quarter ended March 31, 2004 was $10.2 million, or $0.29 per share, compared to a net loss of $4.6 million, or $0.17 per share in the first quarter of 2003.

    Cash, cash equivalents and marketable securities were $70.2 million at March 31, 2004. The Company continues to expect its cash requirements for 2004 to be approximately $37 million, plus or minus ten percent.

    "We are pleased with our clinical and financial results for the first quarter of 2004," said Remi Barbier, president and chief executive officer. "We met 100 percent of our written milestones on-time, on-budget."

    Research and development expenses for the first quarter of 2004 increased to $9.5 million from $3.8 million in the first quarter of 2003 primarily due to clinical trial related expenses for Oxytrex(TM), PTI-901 and Remoxy(TM), including the costs associated with the recent initiation of a second Phase III study with Oxytrex.

    General and administrative expenses decreased to $0.9 million in the first quarter of 2004 from $1.0 million in the first quarter of 2003 primarily due to lower non-cash equity related expenses.


    No Changes to Financial Outlook

    Cash, cash equivalents and marketable securities were $70.2 million at March 31, 2004. We continue to expect our cash requirements for 2004 to be approximately $37 million, plus or minus ten percent. We continue to expect our net loss for 2004 to be approximately $39 million, plus or minus
10 percent. The net loss for 2004 is expected to be higher than the cash requirements primarily due to non-cash expenses included in the net loss.

    Our cash spending and expenses will continue to fluctuate on a quarter-to-quarter basis depending on the timing of our clinical studies and related expenses.


    Expected Announcements Q2 2004

    -- Remoxy Study Results:  Phase I/pharmacokinetics and Anti-abuse Data in
       Humans
    -- Technical Presentation at American Pain Society Meeting
       (May 6-9, Vancouver, Canada)
    -- Clinical Progress Conference Call (Oxytrex, Remoxy, PTI-901)

    About Pain Therapeutics, Inc.

    We are a biopharmaceutical company that develops novel drugs. Our drugs target severe chronic pain, such as pain associated with osteoarthritis, low-back pain or irritable bowel syndrome. We have three unique drug candidates in clinical development: Oxytrex, Remoxy and PTI-901. Our two most advanced drugs, Oxytrex and PTI-901, are in Phase III clinical trials. Remoxy is in Phase I clinical trials in the United Kingdom. We believe the target market for our three drug candidates exceeds $3 billion per year. We currently retain commercial rights to our drug candidates.

    For more information, please visit our website at www.paintrials.com.


    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the Company's expected cash requirements in 2004 and through late-stage development of its drug candidates, the Company's net loss for 2004, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and its subsequent periodic filings.



                             PAIN THERAPEUTICS, INC.
                         (A Development Stage Enterprise)
                        CONDENSED STATEMENTS OF OPERATIONS
                     (in thousands, except per share amounts)
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                                       2004           2003
    Operating expenses (1):
     Research and development                         $9,496         $3,788
     General and administrative                          937            970
      Total operating expenses                        10,433          4,758
      Operating loss                                (10,433)        (4,758)
    Other income:
     Interest income                                     270            141
      Net loss                                     $(10,163)       $(4,617)
    Basic and diluted loss per share                 $(0.29)        $(0.17)
    Weighted-average shares used in computing
     basic and diluted loss per share                 35,426         27,157


    (1) Included in research and development and general and administrative expenses are stock-based compensation expenses of $52 and $103 for the quarters ended March 31, 2004 and 2003, respectively.


                             PAIN THERAPEUTICS, INC.
                         (A Development Stage Enterprise)
                                  BALANCE SHEETS
                                   (Unaudited)
                                  (in thousands)

                                                    March 31,   December 31,
                                                       2004         2003(2)
    Assets
    Current assets:
     Cash, cash equivalents and
      marketable securities                          $70,185        $77,429
     Prepaid expenses                                    355          1,321
       Total current assets                           70,540         78,750
    Property and equipment, net                        1,810          1,688
    Other assets                                          75             75
       Total assets                                  $72,425        $80,513

    Liabilities and Stockholders' Equity
    Current liabilities:
     Accounts payable                                 $5,105         $3,441
     Accrued compensation and benefits                   580            369
     Other accrued liabilities                           135            141
       Total liabilities                               5,820          3,951
    Stockholders' equity
     Common stock                                         35             35
     Additional paid-in-capital                      150,824        150,725
     Accumulated other comprehensive income              157             50
     Deficit accumulated during the
      development stage                             (84,411)       (74,248)
       Total stockholders' equity                     66,605         76,562
       Total liabilities and stockholders' equity    $72,425        $80,513

    (2) Derived from audited financial statements.




SOURCE  Pain Therapeutics, Inc.
    -0-                             04/22/2004
    /CONTACT: Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324; or media, Kathy Jones, Ph.D. of Burns McClellan, +1-212-213-0006, or cwaarich@paintrials.com, for Pain Therapeutics, Inc./
    /Web site:  http://www.paintrials.com /
    (PTIE)

CO:  Pain Therapeutics, Inc.
ST:  California
IN:  BIO MTC HEA
SU:  ERN ERP CCA